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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The St. Paul Companies, Inc.:

    We consent to the use of our reports incorporated herein by reference in the Registration Statements (No. 333-67139) and (No. 333-06465) on Form S-3 of The St. Paul Companies, Inc. and to the references to our firm under the heading "Experts" in the prospectus. The consolidated financial statements and financial statement schedules as of December 31, 1997 and for each of the years in the two-year period then ended have been restated to reflect the pooling of interests with the USF&G Corporation. Our reports state the consolidated financial statements and financial statement schedules of USF&G Corporation which statements reflect total assets constituting 43 percent as of December 31, 1997 and total revenues constituting 35 percent and 38 percent for the years ended December 31, 1997 and 1996, respectively, of the related consolidated totals were audited by other auditors whose reports have been furnished to us, and our opinions, insofar as they relate to the amounts included for USF&G Corporation, as of December 31, 1997 and for each of the years in the two-year period then ended, are based solely on the reports of such other auditors.

                                          /s/ KPMG LLP


Minneapolis, Minnesota
March 29, 2000